MUNIHOLDINGS FUND II, INC.

FILE # 811-8215

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERSWRITERS
4/28/2006	Mass St. SFA	2,100,000	40,330,000	Lehman Brothers J.P. Morgan UBS Securities A.G. Edwards Banc of America First Albany Capital Goldman Sachs Loop Capital Merrill Lynch Morgan Stanley Piper Jaffray